Exhibit 99.1

Investment Technology Group Names Steven Wood

to its Board of Directors

NEW YORK, February 9, 2010 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency broker and financial technology firm, today announced that Steven S. Wood has been appointed to its Board of Directors.

Mr. Wood is currently the Global Head of Trading at Schroders Investment Management, the London-based asset management firm with over $222 billion in assets under management.  He will be retiring from Schroders next month.  Prior to joining Schroders in 2002, Mr. Wood spent 28 years at J.P. Morgan in a variety of roles, including head of European and Asian trading in the asset management division.  Mr. Wood also serves as Chairman of the Investment Managers Association Trading Committee.

“We are very excited to have Steve join ITG’s Board of Directors,” said Bob Gasser, ITG’s CEO and President.  “As an experienced head trader and a key client of the firm for many years, Steve is uniquely positioned to offer insight and expertise to ITG’s Board.  We look forward to working with Steve as we drive future growth and maximize shareholder value.”

“Through my longstanding relationship with ITG, I am convinced that it is truly the leader in global agency brokerage.  ITG’s people and platform are a major asset to the buy-side.  I look forward to working with ITG’s management and Board of Directors as we strive to become an indispensable partner to the world’s leading investment managers,” said Mr. Wood.

About ITG

Investment Technology Group, Inc., is an independent agency broker and financial technology firm that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity and market-leading execution services, measurement tools, and proprietary data. Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2008 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Contact:

J.T. Farley

(212) 444-6259

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